Exhibit 99.7

TRADING DATA

Name	Trade Date	Buy/Sell	No. of Shares / Quantity	Unit Cost		Strike Price	Trade Amount	Security	Expiration Date
Pershing Square, L.P.	July 1, 2013	Sell	147,612	$17.08		N/A	$2,521,213	Common Stock	N/A
Pershing Square International, Ltd.	July 1, 2013	Sell	1,119,503	$17.08		N/A	$19,121,111	Common Stock	N/A
Pershing Square International, Ltd.	July 1, 2013	Sell	28,709	$17.08	*	N/A	N/A	Cash-Settled Total Return Swap	September 22, 2016
Pershing Square Holdings, Ltd.	July 1, 2013	Buy	1,267,115	$17.08		N/A	$21,642,324	Common Stock	N/A
Pershing Square II, L.P.	July 1, 2013	Buy	28,709	$17.08	*	N/A	N/A	Cash-Settled Total Return Swap	September 22, 2016

* The Unit Cost excludes commission costs.